Exhibit 1.01

Law Offices of Joseph L. Pittera
2214 Torrance Boulevard
Suite 101
Torrance, California 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063
E-mail: jpitteralaw@gmail.com

VIA OVERNIGHT MAIL AND ELECTRONIC MAIL

December 23, 2014

Colonial Stock Transfer Co., Inc.

66 Exchange Place

Suite 100

Salt Lake City, Utah 84111

Re: CDA Offshore Ltd. v. DIBZ International, Inc.

To Whom It May Concern:

I represent the interests of CDA Offshore Ltd. On June 2, 2014, the Minamar Group sold the control block of shares in DIBZ International, Inc. to my client CDA Offshore Ltd. for $40,000.00. A copy of the contract is attached for your reference. It has come to my client's attention that current management of DIBZ International, Inc. has been attempting to circumvent my client's ownership of the control block in DIBZ International, Inc. and seize control of the Company without consultation or involvement of my client. My client paid good and valuable consideration for the control block of shares in DIBZ International, Inc. and by virtue of this ownership my client is a more than 51% owner of the Company. At this juncture my client demands that any and all transfers of stock by DIBZ International, Inc. be halted until such time as my client is able to negotiate a proper disposition of the current dispute with the management of DIBZ International, Inc. Failing this then my client requests that the Transfer Agent hereby stop any and all transfers of stock by DIBZ International, Inc. for 30 days in order to give my client time to file an action in either federal or state court and seek an injunction stopping any and all transfers of stock by company management until the dispute is resolved. Let nothing in this letter serve as a waiver of any of my client's rights in law or equity with regard to the subject matter of this letter. I look forward to your anticipated cooperation in facilitating a resolution of this issue. Time is of the essence with regard to a response to the within communication.

Sincerely,

/s/ Joseph Pittera
Joseph Pittera

CC: CDA Offshore Ltd.